UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Maxim Integrated Products, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 18, 2004

Dear Maxim Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Maxim Integrated Products, Inc., which will be held at the Company’s Event Center at 433 N. Mathilda Avenue, Sunnyvale, California on Thursday, November 18, 2004, at 11:00 a.m. Pacific Time.

At this meeting you will be asked to vote on proposals to: (1) elect members to the Board of Directors; (2) approve an amendment to the Company’s 1987 Employee Stock Purchase Plan; and (3) ratify the appointment of our independent auditors. Details of these proposals are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement. Your Board of Directors unanimously recommends that you vote in favor of each of these three proposals.

Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet. Voting by any of these methods will ensure your representation at the meeting.

We look forward to seeing you at the meeting.

Yours sincerely,

John F. Gifford
President, Chief Executive Officer
and Chairman of the Board

MAXIM INTEGRATED PRODUCTS, INC.
120 San Gabriel Drive
Sunnyvale, California 94086

Notice of Annual Meeting of Stockholders
To Be Held November 18, 2004

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Event Center located at 433 N. Mathilda Avenue, Sunnyvale, California on Thursday, November 18, 2004 at 11:00 a.m., Pacific Time, to consider and vote upon the following proposals:

1.	To elect five directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2.	To ratify and approve the amendment and restatement of the Company’s 1987 Employee Stock Participation Plan, including the increase in the number of shares available for issuance thereunder by 1,500,000 shares from 15,051,567 shares to 16,551,567 shares.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 25, 2005.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement, which is attached to this Notice. The Annual Meeting will be open to stockholders of record, proxy holders and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the Annual Meeting.

The Board of Directors has fixed the close of business on September 27, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS
John F. Gifford
President, Chief Executive Officer
and Chairman of the Board

Sunnyvale, California
October 18, 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, as outlined on the enclosed proxy card, (2) by telephone, as outlined on the enclosed proxy card, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

MAXIM INTEGRATED PRODUCTS, INC.
120 San Gabriel Drive
Sunnyvale, California 94086

Proxy Statement for Annual Meeting of Stockholders

November 18, 2004

General Information

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Maxim Integrated Products, Inc., a Delaware corporation (“Maxim” or the “Company”), for use at its Annual Meeting of Stockholders to be held at 11:00 a.m., Pacific Time, on November 18, 2004 at the Company’s Event Center located at 433 N. Mathilda Avenue, Sunnyvale, California 94086 and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is October 18, 2004.

The proxy holders will vote all proxies in accordance with the instructions contained in the proxy, and if no choice is specified the proxy holders will vote for each nominee to the Board and in favor of each of the proposals set forth in the Notice of Meeting. Proxies will confer upon the proxy holders discretionary authority to vote upon matters that the Board does not know as of the date hereof that may properly come before the Annual Meeting, as well as the authority to adjourn or postpone the Annual Meeting in order to assure that all stockholders who wish to vote on the matters will be able to cast their votes and to act upon matters incident to the conduct of the meeting.

The Board has fixed the close of business on September 27, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were outstanding 326,054,254 shares of Common Stock. The presence of a majority, or 163,027,128, of these shares of the Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Revocability of Proxies

Any person submitting a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the meeting. A proxy may be revoked by a written instrument delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a plurality of all the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve Proposal No. 1.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. The ratification and approval of Proposal No. 2, the amendment and restatement of the Company’s 1987 Employee Stock Participation Plan, including the increase in the number of shares available for issuance by 1,500,000 shares, and Proposal No. 3, the ratification and approval of the appointment of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company’s Common Stock present or represented and entitled to vote at the meeting. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes. Broker non-votes (votes from shares held of record by brokers as to which the beneficial owners have not given voting instructions) and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, therefore, with respect to Proposal No. 1, requiring the affirmative vote of a plurality of all the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting, and with respect to Proposals No. 2 and No. 3, requiring the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes have no effect.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, a private proxy solicitation firm. No additional compensation will be paid to the Company’s directors, officers or other regular employees for such services, but any private proxy solicitation firm will be paid their customary fee by the Company, estimated to be $16,000.

Householding of Special Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of the Proxy Statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the proxy statement to any stockholder who contacts the Company’s investor relations department at (408) 737-7600 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement at the stockholder’s household and would like to receive a single copy of the proxy statement for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of June 26, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers, directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Janus Capital Management LLC(2)	33,737,868	10.40%
The TCW Group(3)	32,604,735	10.05%
Barclays Global Investors, NA(4)	28,056,403	8.65%
Capital Research and Management Company(5)	17,781,100	5.48%
AXA (Alliance Capital Management)(6)	17,386,309	5.36%
John F. Gifford(7)	4,644,291	1.42%
Richard C. Hood(8)	1,354,480	*
Tunc Doluca(9)	1,318,316	*
Pirooz Parvarandeh(10)	719,540	*
Fred G. Beck(11)	276,667	*
James R. Bergman(12)	205,000	*
A. R. Frank Wazzan(13)	115,467	*
M. D. Sampels(14)	79,944	*
B. Kipling Hagopian(15)	78,690	*
All executive officers and directors as a group (18 persons)(16)	11,829,290	3.57%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13G filed with the SEC. Unless otherwise indicated, the address of each person or entity listed is Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 324,443,938 shares outstanding on June 26, 2004, adjusted as required by rules promulgated by the SEC.

(2)	These securities are owned by various individual and institutional investors for whom Janus Capital Management LLC (“Janus Capital”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Janus Capital is deemed to be a beneficial owner of such securities; however Janus Capital expressly disclaims that it is, in fact, the beneficial owner of such securities. Janus Capital holds sole dispositive power and voting power over 33,644,586 of the shares shown and shared dispositive power and voting power over 93,282 shares. The address of Janus Capital Management LLC is 100 Fillmore Street, Suite 300, Denver, CO 80206. The table is based upon information supplied in a Schedule 13G/A filed February 14, 2004.

(3)	TCW Group, Inc. on behalf of the TCW Business Unit holds shared dispositive power and shared voting power over all shares shown. The address of TCW Group, Inc. on behalf of the TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017. The table is based upon information supplied in a Schedule 13G/A filed July 13, 2004.

(4)	Includes shares held by affiliates of Barclays Global Investors, NA (“Barclays”) and affiliates of Barclays. Of these shares, the respective beneficial owners have sole voting power over 24,880,429 of the shares shown and the sole dispositive power over 24,897,329 of the shares shown. The address of Barclays is 45 Fremont Street, San Francisco, CA 94105. The table is based upon information supplied in a Schedule 13G filed February 17, 2004.

(5)	Capital Research and Management Company (“CRMC”) is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and is deemed to be the beneficial owner of the shares shown as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Advisors Act of 1940. CRMC has no voting power and sole dispositive power over all shares shown. The address of CRMC is 333 South Hope Street, 55th Street, Los Angeles, CA 90071. The table is based upon information supplied in a Schedule 13G/A filed February 13, 2004.

(6)	AXA Assurances I.A.R.D. Mutuelle and certain related entities thereof hold (i) sole voting power over 7,960,692 of the shares shown, (ii) shared voting power over 4,110,265 shares shown, (iii) sole dispositive power over 17,351,519 of the shares shown and (iv) shared voting power over 34,790 shares shown. The address of AXA Assurances I.A.R.D. Mutuelle 370, rue Saint Honore, 75001 Paris, France. The table is based upon information supplied in a Schedule 13G/A filed February 10, 2004.

(7)	Includes (i) 1,977,988 shares subject to options exercisable within 60 days of June 26, 2004 and (ii) 100,000 shares held by the Gifford Foundation for which beneficial ownership is disclaimed. Does not include shares held in trust for the benefit of Mr. Gifford’s children.

(8)	Includes 597,500 shares subject to options exercisable within 60 days of June 26, 2004.

(9)	Includes 657,355 shares subject to options exercisable within 60 days of June 26, 2004.

(10)	Includes 664,000 shares subject to options exercisable within 60 days of June 26, 2004.

(11)	Represents options exercisable within 60 days of June 26, 2004.

(12)	Includes 20,000 shares subject to options exercisable within 60 days of June 26, 2004.

(13)	Includes 34,667 shares subject to options exercisable within 60 days of June 26, 2004.

(14)	Includes 78,635 shares subject to options exercisable within 60 days of June 26, 2004.

(15)	Includes 12,000 shares subject to options exercisable within 60 days of June 26, 2004.

(16)	Includes 7,099,426 shares subject to options exercisable within 60 days of June 26, 2004. Does not include shares held in trust for the benefit of Mr. Gifford’s children.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Action is to be taken at the Annual Meeting with respect to the election of five directors. Each director to be elected will hold office until his successor is elected and qualified, or until his earlier death, resignation or removal. Stock represented by the accompanying proxy will be voted for the election of the five nominees recommended by the Board, who are named in the following table unless the proxy is marked in such a manner as to withhold authority to vote. All of the nominees were elected directors by a vote of the stockholders at the last Annual Meeting of Stockholders which was held on November 13, 2003. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. If any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine. Stock represented by the accompanying proxy cannot be voted for a greater number of persons than the number of nominees (five).

The following is information regarding the nominees, including information furnished by them as to their principal occupations for the preceding five-year period, certain directorships, and their ages as of September 27, 2004.

Name	Age	Director Since
James R. Bergman	62	1988
John F. Gifford	63	1983
B. Kipling Hagopian	62	1997
M. D. Sampels	71	2001
A. R. Frank Wazzan	69	1990

Mr. Bergman was a founder and general partner of DSV Associates since 1974 and a founder and general partner of its successors, DSV Partners III and DSV Partners IV. These firms provided venture capital and management assistance to emerging companies, primarily in high technology. Since August 1996, Mr. Bergman has been a partner of Brantley Venture Management, L.P., the General Partner of Brantley Venture Partners III and IV private venture capital partnerships. Since July 1997, he has also served as a special limited partner of Cardinal Health Partners and Cardinal Partners II, which are also private venture capital funds.

Mr. Gifford is a founder of the Company and has served as Maxim’s President and Chief Executive Officer since its incorporation in April 1983.

Mr. Hagopian was a founder of Brentwood Associates, a venture capital investment company, and has been a general partner of all of the funds started by Brentwood from inception in 1972 until 1989. He has been a Special Limited Partner of each of the five Brentwood funds started since 1989, and is a Special Advisory Partner to Redpoint Ventures I. Mr. Hagopian is also Chairman and President of Segue Productions, a feature film production company, and a Managing Director of Apple Oaks Partners LLC, a private investment company which manages his own capital and the capital of one other individual.

Mr. Sampels is a shareholder in the law firm of Jenkens & Gilchrist, a professional corporation. He served as a director of Dallas Semiconductor Corporation (“Dallas”) from 1985 until the Company acquired Dallas in April 2001. He became a director of the Company upon the closing of that acquisition.

Dr. Wazzan is Distinguished Professor (and Dean Emeritus) of the School of Engineering and Applied Science, University of California, Los Angeles. From 1986 until 2001, Dr. Wazzan was Dean of that School. He has been professor of engineering at UCLA since 1962. Dr. Wazzan has served as consultant to Douglas Aircraft, Hughes Electrodynamics, North American Rockwell, the Atomic Energy Commission, Westinghouse Oceanics Division, Honeywell, the U.S. Navy and Air Force, and the Rand Corporation. Dr. Wazzan is a member of the AIAA, a Guggenheim Fellow, and a Fellow of the ANS. He is recipient of the Gold Medal Award at the First International Meeting on Nuclear Power Plants in Commercial Operations.

The affirmative vote of a plurality of all the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to approve the foregoing proposal.

The Board recommends a vote FOR the election of the nominees named above.

FURTHER INFORMATION CONCERNING THE BOARD AND BOARD COMMITTEES

General Information

During the fiscal year ended June 26, 2004, the Board held eight (8) meetings, including four (4) regularly scheduled quarterly meetings. The Company has a standing Audit Committee which met nine (9) times during the fiscal year ended June 26, 2004, a standing Compensation Committee, which met six (6) times during the fiscal year ended June 26, 2004 and a standing Interim Option Committee consisting of the Chairman of the Board as the sole member. The Board does not have a formal nominating committee. The outside directors perform the functions of a nominating committee to suggest and screen candidates for the position of director. During the fiscal year ended June 26, 2004, all director nominees attended at least 75% of the meetings of the Board and of the committees on which each served. All of the Company’s directors attended the 2003 Annual Meeting of Stockholders. The Board has adopted a policy to encourage directors to attend each annual meeting of stockholders. The Board has determined that a majority of the Board members, Messrs. Bergman, Hagopian and Sampels and Dr. Wazzan, are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Audit Committee

The Audit Committee is comprised of Messrs. Bergman and Hagopian and Dr. Wazzan. In June 2000, the Board adopted a new charter for the Audit Committee, and the Board subsequently approved amendments to the charter in September 2002 and September 2004 upon the recommendation of the Audit Committee (a copy of the amended and restated charter is attached hereto as Appendix A). The Audit Committee oversees the accounting, the financial reporting and audit processes of the Company’s financial statements. In accordance with the Audit Committee Charter, as amended, the Audit Committee appoints the Company’s independent auditors and is primarily responsible for approving the services performed by the Company’s independent auditors and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The Audit Committee is composed solely of independent directors, as such term is defined in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of Nasdaq. The Board has further determined that each of Messrs. Bergman and Hagopian and Dr. Wazzan is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act. See also “Audit Committee Report” below.

The information regarding the Charter of the Audit Committee and the independence of the members of the Audit Committee provided in the preceding paragraphs shall not be deemed to be “soliciting material,” or deemed “filed” with the Commission and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date hereof and irrespective of any general language to the contrary.

Compensation Committee

The Compensation Committee is comprised of Messrs. Bergman and Hagopian and Dr. Wazzan. The Compensation Committee is authorized to approve salaries and incentive compensation for the president and other executive officers, and to award stock options to employees, consultants and other eligible grantees under the Company’s stock option plan and performs such other functions regarding compensation as the Board may delegate. See also “Compensation Committee Report” below.

Interim Option Committee

The Interim Option Committee is comprised of the Chairman of the Board. This Committee is authorized to make stock option grants and otherwise administer the Company’s 1996 Stock Incentive Plan, except that the Interim Option Committee is not authorized to make option grants to officers.

Outside Directors perform Nominating Committee Functions

The Board does not have a formal Nominating Committee. The outside directors, Messrs. Bergman and Hagopian and Dr. Wazzan, each of whom is “independent” within the meaning of Rule 4200(a)(15) of the listing standards of the Marketplace Rules of Nasdaq, perform the functions of a nominating committee to suggest and screen candidates for the position of director. The Company’s Restated Certificate of Incorporation specifies procedures for stockholders to nominate one or more persons for election as directors at an annual meeting. While there is not currently a specific policy for considering nominees recommended by stockholders, this does not mean that a recommendation from a stockholder would not be considered by the Board and the Company. The Board has not yet considered adopting a policy for considering nominees recommended by stockholders in addition to those procedures already contained in the Restated Certificate of Incorporation of the Company.

In reviewing potential candidates for the Board, the outside directors consider the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, and the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, steps are taken to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to John F. Gifford, Chairman of the Board, c/o Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086.

Access to Corporate Governance Policies

Copies of the Company’s committee charters, and Code of Business Conduct and Ethics will be provided to any stockholder free of charge upon written request to the Company at 120 San Gabriel Drive, Sunnyvale, California 94086, attn: Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee is an executive officer or employee of the Company. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Director Compensation

During the fiscal year ended June 26, 2004, each non-employee member of the Board of Director was paid an annual retainer of $4,000. In addition, each non-employee member of the Board was paid a $1,000 fee for each regularly scheduled meeting attended.

For fiscal year 2005, the annual retainer paid to non-employee directors will be increased to $50,000, payable quarterly. In addition, each non-employee director will receive an annual retainer in the amount of (i) $4,000 for services provided as a member of the Compensation Committee of the Board, and (ii) $8,000 for services provided as a member of the Audit Committee of the Board, each payable quarterly. The Company reimburses each director for reasonable expenses incurred in attending meetings of the Board of Directors or its committees.

Non-employee directors participate in the 1996 Stock Incentive Plan (the “1996 Plan”), which authorizes the granting of incentive stock options and non-qualified stock options with respect to an aggregate of 117,600,000 shares of the Company’s Common Stock (subject to adjustments as provided therein). Each non-employee director receives an initial non-qualified stock option grant upon his election to the Board that vests over a period of years. In subsequent years, generally, each non-employee director receives an additional option grant with vesting that commences when prior grants have become fully vested. For fiscal year 2005, the non-employee directors will receive an option grant of 18,000 shares vesting in fiscal years 2006 through 2008. In fiscal year 2004, Messrs. Bergman, Hagopian and Sampels, and Dr. Wazzan, the non-employee directors, each received an option grant of 12,000 shares vesting in fiscal year 2008.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The compensation for the Company’s Chief Executive Officer at June 26, 2004 and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at June 26, 2004 for all services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 26, 2004, June 28, 2003 and June 29, 2002 is set forth below.

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation			Long Term Compensation Awards
Name and Principal Position		Salary ($)	Bonus ($) (1)		Securities Underlying Options (#)
John F. Gifford President, Chief Executive Officer and Chairman of the Board	2004 2003 2002	$106,491 80,769 300,000	$	TBD 1,788,423 —	200,000 800,000 1,400,000

Fred G. Beck Vice President	2004 2003 2002	162,500 155,000 200,000		TBD 293,960 —	60,000 80,000 143,000

Tunc Doluca Sr. Vice President	2004 2003 2002	162,500 155,000 200,000		TBD 525,144 —	250,000 200,000 300,000

Richard C. Hood Vice President	2004 2003 2002	162,500 155,000 200,000		TBD 350,903 —	50,000 150,000 240,000

Pirooz Parvarandeh Sr. Vice President	2004 2003 2002	162,500 155,000 200,000		TBD 321,438 —	110,000 200,000 300,000

(1)	Pursuant to the Company’s Bonus Plan, approved by the Company’s stockholders in 1997, $18,794,857 is available for executive officer performance bonuses relating to fiscal year 2004. Under the provisions of the Bonus Plan, the Compensation Committee is not obligated to award the entire bonus pool and no officer may be paid more than 50% of the pool. Performance bonuses for fiscal year 2004 have not yet been determined for the Company’s officers. No bonuses were earned under the Company’s Bonus Plan in fiscal year 2002.

Options Granted to Executive Officers

The Board and the committee to which it delegates authority currently have authority to grant stock options to employees and others under the 1996 Plan. The following tables set forth certain information regarding stock options granted to, exercised by and owned by the executive officers named in the foregoing Summary Compensation Table during fiscal 2004.

Option Grants in Fiscal Year 2004

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh)	Expiration Date (3)
Name					5% ($)	10% ($)
John F. Gifford	200,000(4)	1.30%	51.00	1/28/14	$6,414,725	$16,256,173
Fred G. Beck	60,000(5)	0.39%	51.00	1/28/14	1,924,418	4,876,852
Tunc Doluca	250,000(6)	1.62%	51.00	1/28/14	8,018,406	20,320,216
Richard C. Hood	50,000(7)	0.32%	51.00	1/28/14	1,603,681	4,064,043
Pirooz Parvarandeh	110,000(8)	0.71%	51.00	1/28/14	3,528,099	8,940,895

(1)	The dollar amounts under these columns are the result of calculations at the assumed 5% and 10% annual rates of stock price appreciation prescribed by the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. No gain to the optionees is possible without an increase in the price of the Company’s stock, which will benefit all stockholders.

(2)	Based on a total of 15,422,319 options granted to employees of the Company in fiscal year 2004.

(3)	The options were granted for a term of ten years, but are subject to earlier termination under certain circumstances relating to termination of employment or a change of control of the Company.

(4)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis during the year ending July 1, 2006.

(5)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis at the following rates: 20,000 during the year ending July 1, 2006 and 40,000 during the year ending July 1, 2008.

(6)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis at the following rates: 50,000 each during the years ending July 1, 2005 and July 1, 2006, and 150,000 during the year ending July 1, 2008.

(7)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis during the year ending July 1, 2008.

(8)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis at the following rates: 40,000 during the year ending July 1, 2006 and 70,000 during the year ending July 1, 2008.

Aggregated Option Exercises in Fiscal Year 2004
and June 26, 2004 Option Values

	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at June 26, 2004 (#)		Value of Unexercised In-the-Money Options at June 26, 2004 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. Gifford	308,465	9,309,722	1,782,989	2,598,448	56,507,970	32,308,032
Fred Beck	40,000	1,520,569	259,802	362,500	8,478,943	3,579,256
Tunc Doluca	116,473	5,228,000	624,855	682,500	23,917,791	7,166,177
Richard C. Hood	152,500	6,870,803	574,751	466,198	22,421,699	5,896,746
Pirooz Parvarandeh	160,000	7,357,880	638,000	639,449	25,405,312	7,082,541

(1)	Based on a price per share of $52.03, which was the price of a share of Common Stock on the Nasdaq National Market at the close of business on June 25, 2004.

Employment Agreements

The Company has entered into employment agreements with each of Messrs. Beck, Doluca, Hood and Parvarandeh. The agreements do not grant the executive officers any right to be retained by the Company, and the Company may terminate employment of each executive officer either with or without cause. In the event of termination of employment by the Company with or without cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits) immediately cease to accrue. However, in the event of termination of employment by the Company without cause, severance payments are to be made in accordance with the Company’s normal policy or as mutually agreed between the Company and the executive officer.

If the executive officer terminates his full-time employment with the Company and his written notice of termination provides that he is willing to continue to provide certain services to the Company, the Company will make health insurance coverage available to the executive officer and his family. The terms of his service, unless otherwise agreed, will provide for part-time services (up to one day per month) and annual compensation equal to at least 5% of the executive officer’s base salary at the time of termination. Health insurance coverage means coverage under any group health plan the Company maintains for its employees.

During the ten-year period following the notice of termination, the executive officer pays the same amount for health coverage as a similarly situated full-time employee is required to pay for coverage under the Company’s group health plan. After the ten-year period, the executive officer pays the Company’s cost of the coverage. In the event of the executive officer’s death while receiving health insurance coverage, the executive officer’s spouse is eligible for health insurance coverage until her death so long as she pays for the coverage in an amount equal to the cost for an employee with identical coverage. In the event the executive officer becomes disabled while receiving health insurance coverage, he is deemed to have met his service obligations to the Company during the disability.

In addition to the executive officers identified above, most other officers of the Company are parties to employment agreements with provisions substantially similar to those described above.

Mr. Gifford entered into an employment agreement with the Company in 1987, which was amended and restated in February 1994. The agreement provides that Mr. Gifford propose annually the amount of his bonus to the Board, which shall reflect the Company’s achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole. The Board, in its discretion, shall approve or modify such proposed bonus; provided that any bonus awarded shall not be less than the bonus paid to any officer. The employment agreement provides vesting for 100% of the unvested portion of his stock options either upon Mr. Gifford’s death or upon his disability, which results in his termination of employment, while employed by the Company. The employment agreement also provides that in the event Mr. Gifford becomes disabled while employed by the Company, as long as Mr. Gifford remains disabled, the Company will provide for continuation of his base salary (offset by any earnings) for life through insurance or direct payment, or both. In addition, if Mr. Gifford’s employment with the Company is terminated due to disability, the Company will provide to Mr. Gifford post-employment health insurance coverage on the same terms as the other officers described above. In addition, in the event Mr. Gifford’s employment is terminated without cause, as defined in the agreement, the Company will retain Mr. Gifford and Mr. Gifford agrees to remain available to the Company for a period of either (i) one year, in the event that his employment is terminated with justification, as defined in the agreement or (ii) two years, if his employment is terminated without justification, as defined in the agreement. During the period that Mr. Gifford continues to serve the Company, he shall not be required to devote more than two days a week to such activities. During the period of Mr. Gifford’s retention as a service provider, he shall be entitled to full pay, which is defined as his average annual total compensation (salary plus bonus) received during the previous two years, normal employee benefits, and his stock options and shares of restricted stock shall continue to vest. In addition, if Mr. Gifford’s employment is terminated without cause or justification, the vesting of his stock options and shares of restricted stock shall be immediately accelerated so that the options and stock that would otherwise have vested over the two year period commencing two years after the date of termination shall become immediately exercisable. Thus, if his termination is without cause or justification, Mr. Gifford will vest a total of four years of options and restricted stock, two years tied to continuing service retention and two years by acceleration of vesting that would otherwise have occurred if he had remained employed for the third and fourth years after the date of his termination. The employment agreement also provides that upon a “change of control” of the Company, as such term is defined in his employment agreement, 50% of his unvested stock and options shall become fully vested on the date of the sale or merger. The remainder of the stock and options shall become fully vested within one year of the sale or merger, provided that Mr. Gifford is willing (whether or not he is actually requested to do so) to remain as Chief Executive Officer for the remaining vesting period of his options up to a maximum of one year. The employment agreement provides Mr. Gifford fringe benefits substantially equal to other officers. If Mr. Gifford terminates his full-time employment with the Company and his written notice of termination provides that he is willing to continue to provide certain services to the Company, the Company will provide to Mr. Gifford post-employment health insurance coverage on substantially the same terms as the other officers described above.

In addition, the Company and Mr. Gifford have entered into a deferred compensation plan, pursuant to which Mr. Gifford defers receipt of a portion of his cash compensation. Deferred payments bear interest at the rate equal to the interest rate (as adjusted from time to time) that employees of the Company are required to pay the Company under the Company’s employee loan program (4.2% in fiscal year 2004). Interest is credited at least quarterly. Deferred payments, including interest, are payable beginning (i) upon Mr. Gifford’s termination as an employee or service provider to the Company, in approximately equal quarterly installments over a five year period with interest at the Bank of America prime rate from time to time, (ii) upon his death, payable to his designated beneficiary, in a lump sum payment as soon as administratively possible or (iii) in the event of an unforeseeable emergency. As of June 26, 2004, Mr. Gifford’s deferred account balance, including interest thereon, totaled $18,414,923.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph set forth below shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board is authorized to determine salaries and incentive compensation for the Company’s Chief Executive and other officers. The strategy followed by the Compensation Committee emphasizes incentive compensation over salary to create a strong link between compensation and performance, and thereby more effectively align management with the interests of stockholders. Incentive compensation is comprised of bonuses and stock options. The Chief Executive normally recommends salaries, bonuses and option grants to the Compensation Committee. The levels of incentive compensation are related to both corporate and individual performance. Corporate performance is judged based upon results in the current year, but more importantly on the Company’s performance over the longer term. Individual performance is measured based upon particular responsibilities of each function, performance to specified goals and general management skills.

Salary. The Compensation Committee meets at least annually to review and approve each officer’s salary for the ensuing year. The base salary component of compensation is a standardized minimum for the Chief Executive Officer and each Vice President that does not change substantially from year-to-year under normal circumstances and is not intended to be tied to individual responsibilities or performance. By contrast the bonus component of compensation is intended to compensate for performance exceeding minimum expected levels and varies according to the importance to the Company of the functions performed and the quality of the individual’s performance. Individual members of the Compensation Committee take into consideration their knowledge of published information regarding the compensation of officers at companies comparable to Maxim. Officer salaries for the first quarter of fiscal 2004 were reduced by 30% from fiscal 2002 levels to support Company-wide cost reduction goals. Beginning with the second quarter of fiscal 2004, officers received 85% of their fiscal 2002 salary levels, except for the Chief Executive Officer who received 50% of his 2002 salary level.

Bonus. In 1997, the Company adopted, and its stockholders approved, a Bonus Plan for the Company’s officers. Under the Bonus Plan, a bonus pool of up to a maximum of 3% of the Company’s pre-tax earnings will be created, with the specific amount of the pool determined by equal weighting of two performance criteria: (a) up to 1-1/2% of such earnings tied to the year-to-year rate of growth in the Company’s earnings per share and (b) up to 1-1/2% of such earnings tied to the year-to-year increase in the market price of its stock. The bonus pool will be based on the Company’s actual achievement related to these objective performance criteria versus a target growth of 30% per year for each test. From this pool, each officer will receive a bonus in respect of each fiscal year, in an amount to be approved by the Compensation Committee based on the same objective performance criteria and the analysis and recommendations of the Chief Executive Officer. The maximum bonus that may be paid in any fiscal year to any officer, including the Chief Executive Officer, is one-half of the pool. After the end of each fiscal year, the Compensation Committee is to determine and certify the Company’s performance as compared to the criteria set for that fiscal year, and to determine the amount of each officer’s bonus for such year. The Compensation Committee reserves the right to pay any officer less than the maximum bonus determined under the objective performance criteria based upon the Compensation Committee’s determination of that officer’s individual performance during the year and on all other relevant factors, including other compensation received during the year, such as stock option grants. The actual cash bonus for each individual officer, aside from the Chief Executive Officer (discussed below), is determined by first setting a maximum bonus for each officer position based upon perfect performance of that position and the total bonus pool available, and then considering the individual performance of the officer involved. Officer bonuses for fiscal 2004 have not yet been determined.

In addition to bonuses paid pursuant to the Bonus Plan, the Company has the authority to give bonuses to officers outside the terms of the Bonus Plan. Bonuses given outside the Bonus Plan may be based on specific officer-group achievements, such as the successful completion of the Dallas Semiconductor merger or for other individual reasons. No such bonuses were made with respect to fiscal year 2004.

Stock Options. Given the Company’s commitment to growing earnings and earnings per share and its philosophy that stock incentives are the best way to assure alignment of the employees’ and the stockholders’ interests, the Company believes it cannot rely solely on cash compensation to compete for and to provide incentives to its employees. Stock options are, therefore, used by the Company to provide long-term incentives to officers and employees. The Company has attempted for a number of years to provide for each officer, and for most other employees who participate in the Company’s stock option program, a number of shares subject to stock options that will vest over a continuous period of usually five years into the future. To accomplish this, the Company has periodically added options scheduled to begin vesting after existing grants have become fully vested. The number of stock options per officer is determined, based on recommendations by the Chief Executive Officer, by an assessment principally of the significance of the function performed by the officer and also of the officer’s individual past, current and expected future contribution to the success of the Company.

Chief Executive Officer Compensation. To support Company-wide cost reduction goals, for the first quarter of fiscal 2004 Mr. Gifford received no salary. Beginning with the second quarter of fiscal 2004, Mr. Gifford received 50% of his fiscal 2002 salary level. Mr. Gifford is a participant in the Bonus Plan and is subject to the maximum Bonus Plan limitation described above. Consistent with the Bonus Plan and Mr. Gifford’s Employment Agreement, his annual bonus “shall reflect the Company’s achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole.” Mr. Gifford’s bonus for fiscal year 2004 has not yet been determined.

Section 162(m). Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the Chief Executive Officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Board has determined that stock options shall be treated as “performance-based compensation.” The Company’s stockholders previously approved the option plans, which would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company. In addition, the stockholders have approved the Bonus Plan, and the Company believes that awards paid under the Bonus Plan are exempt from the $1 million deduction limitation of Section 162(m).

COMPENSATION COMMITTEE

James R. Bergman
B. Kipling Hagopian
A. R. Frank Wazzan

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Company’s Board in fulfilling its responsibilities to the Company’s stockholders with respect to the Company’s outside auditor and corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors.

With regard to the fiscal 2004 audit, the Committee discussed with Maxim’s independent auditors the scope, extent and procedures for their audit. Following completion of the audit, the Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of Maxim’s internal controls and the overall quality of the Company’s financial reporting.

Management has the primary responsibility for the Company’s financial statements, reporting process and systems of internal controls. In fulfilling its responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of Maxim’s accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61. In addition, the Committee received from the independent auditors written disclosures regarding their independence as required by the Independence Standards Board, discussed with the independent auditors the auditors’ independence from management and the Company, and considered the compatibility of nonaudit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 26, 2004 for filing with the Securities and Exchange Commission.

In addition, the Committee approved the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2005, and the Board of Directors concurred with such selection. The Audit Committee has recommended to the stockholders that they ratify the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal 2005.

Finally, the Committee reviewed and reassessed the adequacy of the Audit Committee charter. In light of the effectiveness of new rules and requirements of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and Nasdaq, the Committee concluded that certain modifications to the Audit Committee charter should be made and recommended that the Board approve these changes, which the Board duly approved. A copy of the Amended and Restated Audit Committee charter is attached hereto as Appendix A.

AUDIT COMMITTEE

James R. Bergman
B. Kipling Hagopian
A. R. Frank Wazzan

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the best of the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 28, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that a transaction by Pirooz Parvarandeh reflecting a sale of 540 shares of Common Stock and a transaction by Rob B. Georges reflecting a sale of 1,000 shares of Common Stock were not timely filed. Corrective filings have since been made.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs Kevin Lynch, the son-in-law of the Company’s Chief Executive Officer. In fiscal year 2004, Mr. Lynch received $128,084 of cash compensation and exercised stock options held for an average of 6 years totaling 6,000 shares at a weighted average exercise price of $13.38 per share. Also, during the fiscal year, Mr. Lynch was granted options to purchase 8,000 shares of the Company’s Common Stock at an exercise price of $39.39 per share.

The Company employs Robert Bergman, the son of James R. Bergman, a director of the Company. In fiscal year 2004, Mr. Bergman received $131,515 of cash compensation and was granted options to purchase 17,450 shares of the Company’s Common Stock at a weighted average exercise price of $41.44 per share.

The Company employs Eric Birkeland, the son-in-law of Fred G. Beck, Executive Vice President of Sales of the Company. In fiscal year 2004, Mr. Birkeland received $91,797 cash compensation and exercised stock options held for an average of four years totaling 4,600 shares at a weighted average exercise price of $21.04. Also, during the fiscal year, Mr. Birkeland was granted 3,858 options to purchase shares of the Company’s Common Stock at a weighted average exercise price of $44.09.

The Company employs Brian Hood, the son of Richard C. Hood, Executive Vice President of the Company. In fiscal year 2004, Mr. Hood received $65,707 cash compensation and was granted options to purchase 1,943 shares of the Company’s Common Stock at an exercise price of $39.39 per share.

Cash compensation includes a special 10%-of-salary-bonus that was paid to all company employees below Managing Director level.

During fiscal year 2004 the law firm of Jenkens & Gilchrist, a professional corporation, provided legal services to Dallas Semiconductor. Mr. Sampels, a director of the Company, is a shareholder of Jenkens & Gilchrist.

Pursuant to the terms of the agreement under which Dallas became a wholly-owned subsidiary of the Company (the “Dallas Acquisition”), the Company assumed or guaranteed Dallas’ liabilities and obligations under certain Agreements between Dallas and Mr. Sampels, including (i) three stock option agreements, including a stock option agreement dated July 21, 1999, covering 39,090 shares of the Company’s Common Stock at an exercise price of $38.80 and entitling Mr. Sampels to receive, upon exercise thereof, a cash bonus not to exceed an amount equal to the then existing maximum statutory federal income tax rate (including any surtax or similar charge or assessment) for individual taxpayers multiplied by the amount of income, if any, realized for federal income tax purposes as a result of the exercise of such option; all options under these three stock option agreements are fully vested and exercisable; (ii) the Dallas Executives Retiree Medical Plan, as amended, in which Mr. Sampels and his spouse are participants and are entitled to receive medical benefits for life, at no cost to them; (iii) an Indemnification Agreement and certain other indemnification arrangements; and (iv) a Split-Dollar Insurance Agreement. The Split-Dollar Insurance Agreement with Mr. Sampels, originally entered into between Mr. Sampels and Dallas in February 1994, and amended in July 2000 and January 2001, requires that the Company pay cash premiums for life insurance policies for the insured and provides for the recovery of the Company’s premiums for life insurance policies from the cash value or death benefits collaterally assigned to the Company by the insured. In fiscal year 2004, the Company paid premiums of $93,600 for the split-dollar life insurance policies on Mr. Sampels. Pursuant to December 1993 resolutions of the Dallas

Board of Directors, Mr. Sampels, as a former non-employee director of Dallas, is entitled to a tax gross-up resulting from any federal income tax liability attributable to non-cash benefits obtained while a director of Dallas, whether such liability occurs prior or subsequent to the cessation of directorship with Dallas.

PERFORMANCE GRAPH(1)

The following chart shows the value of an investment of $100 on June 26, 1999 in cash of (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each fiscal year. The stock price performance shown on this graph is not necessarily indicative of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG MAXIM INTEGRATED PRODUCTS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

$100 Invested on June 26, 1999 in Stock
or Index — Including Reinvestment of Dividends.
Fiscal Year Ended June 26, 2004.

	Jun-99	Jun-00	Jun-01	Jun-02	Jun-03	Jun-04
Maxim Integrated Products, Inc.	$100	222.16	141.19	122.41	110.17	167.65
Nasdaq Stock Market (U.S.)	$100	150.75	84.66	57.67	64.10	80.15
Nasdaq Electronic Components	$100	272.14	99.24	60.05	67.53	90.41

(1)

This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2

RATIFICATION AND APPROVAL OF AMENDMENT AND RESTATEMENT TO
THE COMPANY’S 1987 EMPLOYEE STOCK PARTICIPATION PLAN, INCLUDING THE INCREASE IN THE NUMBER OF SHARES ISSUABLE THEREUNDER BY 1,500,000 SHARES

In August 2004, the Company’s Board amended and restated the Company’s 1987 Employee Stock Participation Plan (the “ESP Plan”) to (i) increase the pool of shares of Common Stock issuable under the ESP Plan by 1,500,000 shares (the “ESP Plan Increase”) from 15,051,567 shares to 16,551,567 shares and (ii) to amend various administrative terms of the ESP Plan. The Company’s stockholders are being asked to ratify and approve the amended and restated ESP Plan, including the ESP Plan Increase and the amendment to various administrative terms of the ESP Plan.

Ratification and approval of the amended and restated ESP Plan requires the approval of a majority of the shares represented in person or by proxy and voting at the Special Meeting.

A general description of the principal terms of the ESP Plan and the ESP Increase approved by the Board and the purpose of such ESP Increase is set forth below. Unless otherwise marked, all properly signed and returned proxies will be voted FOR Proposal No. 2.

The Board recommends a vote FOR this proposal.

The Company has determined that substantial equity participation for employees is critically important to creating an organization in which employees will remain employed for long periods of time, and the ESP Plan is designed to contribute toward this goal.

The ESP Increase will be available for the ESP Plan to offer incentive to eligible employees to contribute to increases in stock values. The Board believes that the attraction, retention and motivation of highly qualified personnel are essential to the Company’s continued growth and success and that incentive plans, such as the ESP Plan, are necessary for the Company to remain competitive in its compensation practices.

As of June 26, 2004, rights outstanding under the ESP Plan had an exercise price of $41.92 (or 85% of the fair market value of the Company’s Common Stock on the exercise date, if less), and an expiration date of December 31, 2004.

As of June 26, 2004, 13,998,577 shares of Common Stock had been sold pursuant to the ESP Plan at a weighted average price of $8.51 per share, with 1,052,990 shares available for future issuance under the ESP Plan.

Amended Plan Benefits. As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options subject to stockholder approval of the proposed ESP Plan increase. In addition, no executive officer or employee of the Company has been granted any rights to purchase stock subject to the ESP Plan increase before stockholder approval has been obtained. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the ESP Plan amendment are not determinable at this time.

The material features of the ESP Plan are as follows:

Under the ESP Plan, any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company on the first day of each Purchase Period (as defined below) is eligible to participate, provided such employee has been in the continuous employ of the Company for a specified period preceding the first day of the purchase period as determined by the Board. Employees of an affiliate of the Company designated by the Board are eligible to participate in the ESP Plan, provided they meet the same employment requirements.

Notwithstanding the foregoing, no employee shall be eligible for the grant of any rights under the ESP Plan if, immediately after such grant, that employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any affiliate (including any stock which such employee may purchase under all outstanding rights and options), nor can any employee be granted rights under the ESP Plan that would permit that employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all Employee Stock Participation Plans of the Company and its affiliates as defined in Section 423 of the Code in any calendar year.

The following summary of certain provisions of the ESP Plan is qualified in its entirety by reference to the ESP Plan, as amended, a copy of which is attached as Appendix B to this Proxy Statement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the ESP Plan.

The Board has the power from time to time to grant or provide for the grant of rights to purchase stock of the Company under the ESP Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board deems appropriate, except that each Offering must include the substance of the required provisions of the ESP Plan, which are described below. The provisions of separate Offerings need not be identical. Each Offering can be no longer than 27 months (the “Purchase Period”). Future offerings are expected to be of approximately 24 months’ duration.

Participation. An eligible employee becomes a participant in an Offering by delivering an agreement to the Company, within the time specified in each Offering, authorizing payroll deductions of up to a maximum percentage of his or her compensation (as defined in the ESP Plan) during the Purchase Period with such maximum percentage determined by the Board. All payroll deductions made for a participant are credited to his or her account under the ESP Plan and are deposited with the general funds of the Company. If specifically allowed pursuant to the terms of the Offering, a participant may make direct payments into his or her account to the extent such participant has not had the maximum amount withheld during the Purchase Period. The purchase price of the shares is accumulated by payroll deductions (or direct payments) over the Purchase Period. At any time during the Purchase Period, a participant may terminate his or her payroll deductions, but a participant may increase, reduce or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering.

Number of Shares in an Offering. In connection with each Offering, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares that may be purchased pursuant to such Offering by all participants. If the aggregate number of shares purchased upon exercise of rights granted in the Offering would exceed the maximum aggregate number, the Board will make a pro rata allocation of the shares available in as nearly a uniform manner as practicable and as it shall deem to be equitable. Unless the employee’s right to purchase shares will be exercised automatically on a date or dates specified in each Offering (an “Exercise Date”) at the applicable price, it is expected that Exercise Dates will occur on the last trading day of each calendar quarter of each calendar year within a Purchase Period.

Purchase of Stock. On each Exercise Date, the balance in each participant’s account will be applied to the purchase of whole shares of stock of the Company. No fractional shares shall be issued upon the exercise of rights granted under the ESP Plan. The amount remaining in each participant’s account after the purchase of shares that is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the ESP Plan, unless such participant withdraws from the next Offering or is no longer eligible to be granted rights under the ESP Plan, in which case such amount is distributed to the participant after the Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares that is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering is distributed in full to the participant after such Exercise Date, without interest.

Purchase Price. The purchase price per share of stock acquired pursuant to the ESP Plan will not be less than the lesser of: (i) an amount equal to 85% of the fair market value of a share of Common Stock on the Offering Date; or (ii) an amount equal to 85% of the fair market value of a share of Common Stock on the Exercise Date.

Withdrawal. While each participant in the ESP Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Offering. Such withdrawal may be elected at any time prior to the end of the applicable Purchase Period. Upon any withdrawal from an Offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions (reduced for prior purchases) without interest, and such employee’s interest in the Offering will be automatically terminated. The employee is not entitled to participate again in that Offering. An employee’s withdrawal from an Offering will not have any effect upon that employee’s eligibility to participate in subsequent Offerings under the ESP Plan, but such employee is required to submit a new participation agreement.

Termination of Employment. Rights granted pursuant to any Offering under the ESP Plan shall terminate immediately upon cessation of an employee’s employment for any reason, and the Company shall distribute to such employee all of his or her accumulated payroll deductions (reduced for prior purchases), without interest.

No transferability. Rights granted under the ESP Plan are not transferable and can only be exercised by the person to whom such rights are granted.

Adjustments upon Changes in Stock. If any change is made in the stock subject to the ESP Plan or subject to any rights granted under the ESP Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the ESP Plan and outstanding rights granted pursuant to the ESP Plan will be appropriately adjusted in the class(as) and the maximum number of shares subject to the ESP Plan and the class(as) and the number of shares and price per share of stock subject to outstanding rights under the ESP Plan.

In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then, pursuant to the Employee Stock Plans, at the sole discretion of the Board, any surviving corporation shall assume outstanding rights or shall substitute similar rights for those under the ESP Plan, such rights shall continue in full force and effect, or such rights shall be exercised immediately prior to such event. In the event the Board determines that outstanding rights shall be exercised immediately prior to such event (the “new Exercise Date”), the Board in lieu of such exercises may determine to pay to the participant on such new Exercise Date an amount in cash, cash equivalents, or property as determined by the Board that is equal to the difference in the fair market value of the shares subject to the right and the purchase price due had the participant’s right been exercised on the new Exercise Date.

Amendment, Suspension and Termination of the ESP Plan. The Board may at any time and for any reason amend, suspend or terminate the ESP Plan. Any one or more Offerings may be terminated or suspended by the Board on any Exercise Date or by the Board establishing a new Exercise Date with respect to any Offering then in progress if the Board determines that the termination or suspension of the ESP Plan or such one or more Offerings is in the best interests of the Company and its stockholders.

Federal Income Tax Consequences. The following summarizes only the federal income tax consequences of participation under the ESP Plan based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss any non-U.S., state or local tax consequences. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, a participant’s individual circumstances. Each participant in the ESP Plan is strongly urged to consult with his or her tax advisor regarding participation in the ESP Plan.

The ESP Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Amounts deducted from a participant’s pay under the ESP Plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax, the amount of which will depend upon the participant’s holding period. If the participant disposes of his or her shares more than two years after the date of option grant and more than one year after the purchase of the shares, the lesser of (1) 15% of the fair market value of the shares on the date the option was granted or (2) the excess (or zero if there is no excess) of the fair market value of the shares on the date of the disposition of the shares over the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the participant disposes of the shares before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

There currently is no income tax withholding required upon the purchase or disposition of the shares by a participant. However, in the future, a participant may be subject to employment tax withholding (e.g., Social

Security and Medicare) at the time of purchase. The United States Internal Revenue Service issued proposed regulations which, if adopted, would subject a participant to withholding for Social Security and Medicare (not including income tax) at the time of purchase based upon the difference between the fair market value of the shares on the date of purchase and the purchase price of the shares. These proposed regulations, if adopted, would be effective only for purchases made under the ESP Plan two years after the regulations are issued in final form.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant or within one tax year of the date of purchase. The Company is required to report to the United States Internal Revenue Service any ordinary income recognized by a participant as a result of a disposition if such information is available to the Company. In the future, the Company may be required to withhold (from a participant’s salary) the amount due as taxes on such ordinary income.

Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 26, 2004 and the option agreements assumed by the Company pursuant to the terms of the Dallas acquisition.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	93,776,428	(1)	$32.24	1,770,361	(2)
Equity compensation plans not approved by security holders (3)	2,964,553		$33.42	0
Total	96,740,981		$32.28	1,770,361

(1)	Represents common stock issuable upon the exercise of options granted under the Company’s existing stockholder approved equity compensation plans. Excludes purchase rights accruing under the ESP Plan because the number of shares and weighted average exercise price cannot be determined. Under the ESP Plan, each eligible employee may purchase shares of common stock with accumulated payroll deductions (in an amount not to exceed a percentage determined by the Board of the employee’s eligible compensation, or more than $25,000) on March 31, June 30, October 31 and December 31 each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the one-year offering period in which that quarterly purchase date occurs or (ii) the closing selling price per share on the quarterly purchase date.

(2)	Includes 717,371 shares of common stock available for issuance under the 1996 Plan; and (ii) 1,052,990 shares of common stock available for issuance under the Company’s ESP Plan.

(3)	Represents shares of the Company’s Common Stock issuable pursuant to option agreements assumed pursuant to the Dallas Acquisition. The option agreements were originally issued by Dallas under the Dallas Semiconductor 1984 Stock Option Plan, the Dallas Semiconductor Corporation 1987 Stock Option Plan and the Dallas Semiconductor 1993 Officer and Director Stock Option Plan (collectively, the “Dallas Plans”), which are described below.

Pursuant to the Dallas Acquisition, the Company assumed the option agreements then outstanding under Dallas Plans (the “Assumed Options”). The Assumed Options are governed by the terms of the respective Dallas Plan under which they were originally issued and no further options will be issued under the Dallas Plans. Options governed by the terms of the Dallas Plans generally are nontransferable and expire no later than ten years from date of grant. Options generally are exercisable upon grant. Shares of common stock issuable and/or exercised under the Dallas Plans vest based upon years of service, generally four years. Upon termination of a participant’s employment, the Company reserves the right to repurchase the nonvested portion of the stock held by the employee, at the original option price. The Dallas Plans were duly approved by the stockholders of Dallas prior to the Dallas Acquisition.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending June 25, 2005 and recommends that the stockholders ratify such selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for the fiscal year ending June 25, 2005. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock entitled to vote and voting at the Annual Meeting, the Company will review its future selection of auditors. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended June 26, 2004 and June 28, 2003 and fees billed for other services rendered by Ernst & Young LLP during those periods. All fees set forth below are exclusive of any value-added tax (VAT) or goods and services tax (GST).

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$552,085	$497,478
Audit-Related Fees (2)	0	0
Tax Fees (3)	172,146	264,847
All Other Fees (4)	0	0

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and audit services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” There were no Audit-Related Fees incurred in fiscal 2004 and fiscal 2003.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. There were no All Other Fees incurred in fiscal 2004 and fiscal 2003.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also provide pre-approval for particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.

Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting.

The Board and the Audit Committee recommend a vote FOR this proposal.

OTHER MATTERS

The Board knows of no other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS — 2005 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Pursuant to Rule 14a-8 of the Exchange Act, the Company must receive a stockholder proposal no later than June 20, 2005 to be considered for inclusion in the Company’s proxy materials for the 2005 Annual Meeting.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Company. To be timely for the 2005 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by the Company at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event less than 40 days notice or prior public disclosure of the date of the meeting is made or given to the stockholders, notice by the stockholder to be on time must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. A stockholder’s notice to the Company must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If a stockholder intends to present a proposal at the 2005 Annual Meeting that is submitted outside the requirements of Rule 14a-8 of the Exchange Act, and does not notify the Company of such proposal on or before September 3, 2005, then management proxies will be permitted to use their discretionary voting authority to vote on the proposal if the proposal is raised at the 2005 Annual Meeting of Stockholders.

John F. Gifford
President, Chief Executive Officer and
Chairman of the Board

October 18, 2004

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF MAXIM INTEGRATED PRODUCTS, INC.

(ADOPTED JUNE 8, 2000,
AMENDED SEPTEMBER 10, 2002
AND SEPTEMBER 17, 2004)

PREAMBLE

On July 30, 2002, the Sarbanes-Oxley Act of 2002 (the “Act”) became effective. The Act contemplates implementation of its provisions in the future, for example, by rule making actions by the Securities and Exchange Commission (the “SEC”). Pending completion of those actions, this Charter has been amended as set forth below. When the steps needed to comply with the requirements of the Act are better understood, this Charter may be further amended as necessary or appropriate to meet all requirements of the Act and the SEC as well as any new requirements of the national securities exchange or association with which the Company’s shares are listed (the “Applicable Listing Association”).

PREAPPROVAL OF AUDITOR SERVICES

Any provision hereof to the contrary notwithstanding, effective immediately the Audit Committee of the Board of Directors (the “Committee”) is exclusively authorized and directed to consider and, in its discretion, approve in advance, any services proposed to be carried out for the Company by its then current independent auditors or by any firm of independent auditors proposed to be engaged by the Company as its independent auditors. Such consideration shall entail determining:

1.	whether the services are permissible services under applicable law and regulation,

2.	whether the proposed service provider meets the independence and other requirements of applicable law and regulation,

3.	whether the proposed services are reasonably necessary or advisable for the benefit of the Company,

4.	whether the proposed fees for the services are reasonable, and

5.	whether, in the discretion of the Committee, such services shall be approved and on what terms and conditions.

The Committee is authorized by vote of any two (2) members to delegate to a single independent member of the Committee all authority of the Committee to make all determinations and grant all approvals contemplated by this section of this Charter; provided that all decisions so made must be subsequently reported to the full Committee at its next-scheduled meeting.

All approvals of non-audit services to be performed by the independent financial auditor must be disclosed in the Company’s applicable periodic reports.

ACCOUNTABILITY

The outside auditor of the Company is ultimately responsible to the Board of Directors and the Committee, as representatives of the stockholders of the Company. The Committee has the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor (or nominate the outside auditor to be proposed for stockholder ratification in any proxy statement.).

PURPOSE AND POLICY; FUNDING

The Committee shall oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and provide assistance to the Board of Directors of the Company in fulfilling its responsibilities to the Company’s stockholders with respect to the Company’s outside auditor and the corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports.

The policy of the Committee in discharging these functions shall be to maintain and foster an open avenue of communication between and among the Committee, the independent auditor, the Company’s financial management and its internal auditor.

The Company shall provide the Committee with appropriate funding, as determined by the Committee in its capacity as a committee of the Board of Directors, for the payments of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any independent advisors retained by the Committee in carrying out its duties; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

COMPOSITION AND ORGANIZATION

The Committee shall consist of three (3) members of the Board of Directors. Each member of the Committee shall be an independent director within the meaning of the rules of the SEC and Applicable Listing Association. For purposes hereof, an “independent director” shall be one:

1.	who accepts no consulting, advisory or other compensatory fee from the Company or any subsidiary other than in his or her capacity as a member of the Board of Directors, the Committee, or any other committee of the Board of Directors or is not otherwise an affiliated person of the Company or any subsidiary, and

2.	who is not an officer or employee of the Company or any subsidiary and who is free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director of the Company, and

3.	who satisfies any other independence requirements of the Applicable Listing Association.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the Applicable Listing Association and the SEC as to audit committees. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each member of the Committee for approval after each meeting and distributed to all other directors of the Company. Approved Committee meeting minutes shall be maintained in the Minute Book of the Company with the minutes of the meetings of the Board of Directors and other committees thereof. The Committee may designate a Chair of the Committee by majority vote of the full Committee. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board of Directors and the Committee are in place to represent the Company’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board of Directors and the Committee.

RESPONSIBILITIES

In fulfilling its responsibilities, the Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the purposes of this charter, the Committee shall have the following functions:

1.	To review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC and the Applicable Listing Association.

2.	To confer with the independent auditor and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

3.	To appoint, determine the compensation of, and oversee the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; provided also that each such registered public accounting firm shall report directly to the Committee.

4.	To review the engagement of the independent auditor, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Committee deems appropriate.

5.	To evaluate the performance of the independent auditor and, if so determined by the Committee, to recommend that the Board of Directors replace the independent auditor.

6.	To recommend annually to the stockholders of the Company ratification of the selection of the firm of certified public accountants to be employed by the Company as its independent auditor for the ensuing year.

7.	To review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent auditor, internal auditors or management.

8.	To receive formal written statements from the independent auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, to actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and to take, or recommend that the full Board of Directors take, appropriate action to oversee and ensure the independence of the auditor.

9.	To establish clear policies regarding the hiring of employees and former employees of the Company’s independent auditor.

10.	To review, upon completion of the audit, the financial statements and related notes and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K, to discuss those financial statements and related notes and Management’s Discussion and Analysis with the Company’s management and the independent auditor and to make a recommendation to the Board of Directors whether such financial statements should be included in the Company’s Annual Report on Form 10-K.

11.	To discuss with the independent auditor the results of the annual audit, including, without limitation, their report and all matters required to be communicated to the Committee by the independent auditor in accordance with SAS 61.

12.	To evaluate the cooperation received by the independent auditor during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.

13.	To confer with the independent auditor, and senior management in separate executive sessions to discuss any matters that the Committee, the independent auditor, or senior management believe should be discussed privately with the Committee.

14.	To consider the independent auditors’ communications regarding critical accounting policies and practices, alternative treatments of financial information and other material written communications between the independent auditors and management (such as any management letter or schedule of unadjusted differences), the treatment preferred by the independent auditor and the effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

15.	To recommend to the full Board of Directors, if appropriate, further investigation of any matter brought to the attention of the Committee within the scope of its duties.

16.	To review and address any concerns regarding potentially illegal actions raised by the Company’s independent auditor pursuant to Section 10A(b) of the Act.

17.	To obtain from the Company’s independent auditor assurance that it has complied with Section 10A of the Act.

18.	To prepare any reports required by the rules of the SEC to be included in the Company’s annual proxy statement.

19.	To establish procedures consistent with guidance, when received, from the Applicable Listing Association, for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

20.	To review all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions (if such transactions are not approved by another independent body of the Board of Directors).

21.	To review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for approval.

Appendix B

MAXIM INTEGRATED PRODUCTS, INC.
1987 EMPLOYEE STOCK PARTICIPATION PLAN

Adopted August 26, 1987
Approved by Shareholders on October 19, 1987
Amended January 29 and August 23, 1988
Approved by Stockholders on October 26, 1988
Amended August 24, 1989
Approved by Stockholders on November 3, 1989
Amended August 9, 1990
Approved by Stockholders on October 26, 1990
Amended May 8, 1991
Approved by Stockholders on November 7, 1991
Amended August 13, 1992
Approved by Stockholders on November 5, 1992
Amended August 25, 1993
Approved by Stockholders on November 5, 1993
Amended February 17, 1994, March 23, 1994,
April 21, 1994, and May 12, 1994
Approved by Stockholders on November 10, 1994
Amended November 10, 1994
Amended August 10, 1995
Approved by Stockholders on November 16, 1995
Amended August 16, 1996
Approved by Stockholders on November 14, 1996
Amended April 16, 1997 and May 15, 1997
Approved by Stockholders November 13, 1997
Amended August 13, 1998
Approved by Stockholders on November 19, 1998
Amended August 12, 1999
Approved by Stockholders on November 18, 1999
Amended August 17, 2000
Approved by Stockholders on November, 16 2000
Amended August 23, 2001
Approved by Stockholders on November 15, 2001
Amended August 29, 2002
Approved by Stockholders on November 14, 2002
Amended August 21, 2003
Approved by Stockholders on November 13, 2003
Amended August 19, 2004

1.	PURPOSE

(a)  The purpose of the Plan is to provide a means by which employees of Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

(b)  The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

(c)  The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d)  The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION

(a)  The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b)  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan.

(c)  To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(i)  To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(ii)  To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)  To amend the Plan as provided in paragraph 13.

(iv)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(v)  The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.	SHARES SUBJECT TO THE PLAN

Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate sixteen million five hundred and fifty-one thousand five hundred sixty-seven (16,551,567) shares of the Company’s $.001 par value common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

4.	GRANT OF RIGHTS; OFFERING

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5.	ELIGIBILITY

(a)  Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

(b)  The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(c)  the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(d)  the Purchase Period (as defined below) for such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(e)  the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Purchase Period (as defined below) for such Offering, he or she will not receive any right under that Offering.

(f)  No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(g)  An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

6.	RIGHTS; PURCHASE PRICE

(a)  Subject to paragraph 5(d), on each Offering Date each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase the number of shares of Common Stock of the Company purchasable with up to a maximum percentage of such employee’s Compensation (as defined in paragraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Purchase Period”). In connection with each Offering made under this Plan, the Board or the Committee may specify the maximum percentage of the employee’s Compensation that may be used to purchase shares, a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each such Offering, the Board or the Committee may specify the maximum fair market value of Common Stock which may be purchased by any employee pursuant to such Offering as well as a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date (as defined in the Offering) under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(b)  The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i)  an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii)  an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Exercise Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION

(a)  An eligible employee may become a participant in an Offering by delivering an agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to a maximum percentage of such employee’s Compensation during the Purchase Period with such maximum percentage determined by the Board or the Committee. Compensation is defined as total cash compensation, including commissions, bonuses, overtime and other cash compensation, and amounts elected to be deferred by the employee (that would otherwise have been paid) under the Company’s Cash or Deferred Savings Plan. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. At any time during the Purchase Period a participant may terminate his or her payroll deductions. A participant may reduce, increase or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering. If specifically allowed pursuant to the terms of an Offering, a participant may make direct payments into his or her account to the extent that such participant has not had the maximum amount withheld during the Purchase Period.

(b)  If a participant terminates his or her payroll deductions, such participant may withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Purchase Period. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in other Offerings under the Plan.

(c)  Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company or an Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), without interest. In the event of the participant’s death, the Company shall distribute such accumulated payroll deductions to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company shall deliver such accumulated payroll deductions to the spouse (or domestic partner, as determined by the Company) of the participant, or if no spouse (or domestic partner) is known to the Company, then to the issue of the participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Company, then to the heirs at law of the participant.

(d)  Rights granted under the Plan shall not be transferable, and shall be exercisable only by the person to whom such rights are granted.

8.	EXERCISE

(a)  On each exercise date, as defined in the relevant Offering (an “Exercise Date”), each participant’s accumulated payroll deductions (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to such participant after such Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering shall be distributed in full to such participant after such Exercise Date, without interest.

(b)  No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If, on an Exercise Date of any Offering hereunder, the Plan is not so registered, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Purchase Period (reduced to the extent, if any, such deductions have been used to acquire stock for the participants) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY

The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued.

12.	ADJUSTMENTS UPON CHANGES IN STOCK

(a)  If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, separation (including a spin-off or other distribution of stock or property) recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding rights will be appropriately adjusted in the class(es) and the maximum number of shares subject to the Plan and the class(es) and the number of shares and price per share of stock subject to outstanding rights.

(b)  In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion, any surviving corporation shall assume outstanding rights or substitute similar rights for those under the Plan, such rights shall continue in full force and effect, or such rights shall be exercised immediately prior to such event. In the event the Board or the Committee determines that outstanding rights shall be exercised immediately prior to such an event (the “new Exercise Date”), the Board or the Committee in lieu of such exercises may determine to pay to the participant on the new Exercise Date an amount in cash, cash equivalents, or property as determined by the Board or the Committee that is equal to the difference in the fair market value of the shares subject to the right and the purchase price due had the participant’s right been exercised on the new Exercise Date.

13.	AMENDMENT OR TERMINATION OF THE PLAN

(a)  The Board or the Committee may at any time and for any reason terminate, suspend or amend the Plan. Any one or more Purchase Periods may be terminated or suspended by the Board or the Committee on any Exercise Date or by the Board or the Committee establishing a new Exercise Date with respect to any Purchase Period then in progress if the Board or the Committee determines that the termination or suspension of the Plan or such one or more Purchase Periods is in the best interests of the Company and its stockholders. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)  Without stockholder consent, the Board or the Committee shall be entitled to limit the frequency and/or number of changes in the amount withheld during Purchase Periods, change the Exercise Dates within any Purchase Period, determine the length of any future Purchase Periods, determine whether future Purchase Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable and which are consistent with the Plan.

(c)  Unless sooner terminated, the Plan shall terminate on August 25, 2007. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	EFFECTIVE DATE OF PLAN

The Plan as amended and restated herein shall become effective as determined by the Board, subject to any required approval by the stockholders of the Company.

Automatic Data Processing, Inc.	We’re the Business Behind Business SM

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Company Name Meeting Type

To be held on mm/dd/yyyy for holders as of mm/dd/yyyy

Cutoff Date: mm/dd/yyyy

CUSIP  xxxxxx- xxx

Your Control Number: xxxx xxxx xxxx

Annual Report and Proxy Statement

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MAXIM INTEGRATED PRODUCTS, INC., 120 San Gabriel Drive, Sunnyvale, CA 94086

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON NOVEMBER 18, 2004.

The undersigned hereby appoints John F. Gifford and Carl W. Jasper, and each of them, as proxies (the “Proxies”) of the undersigned, with full power of substitution, to vote all of the shares of stock of Maxim Integrated Products, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Maxim Integrated Products, Inc. to be held on November 18, 2004 at 11:00 a.m., Pacific Time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as described in the proxy statement as to any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF MAXIM INTEGRATED PRODUCTS, INC. RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Directors’ Recommendations:

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